DLA Piper (Canada) LLP Suite 6000, 1 First Canadian Place PO Box 367, 100 King St W Toronto ON M5X 1E2 www.dlapiper.com

August 24, 2022

Salona Global Medical Device Corporation

3330 Caminito Daniella

Del Mar, California 92014

Dear Sirs/Mesdames:

Re: Salona Global Medical Device Corporation

 Pre-effective Amendment to Form S-1 Registration Statement on Form S-1 (the "Registration Statement")

We have acted as British Columbia legal counsel to Salona Global Medical Device Corporation (the "Company"), a company incorporated under the laws of the Province of British Columbia, with respect to certain legal matters in connection with the registration by the Company, under the U.S. Securities Act of 1933, as amended (the "Securities Act"), of the resale or other disposition from time to time by the selling shareholders identified as such in the Registration Statement of:

(a) 7,749,000 common shares of the Company (the "Unit Shares") issued in connection with a bought private placement offering of 7,749,000 units (the "Units") of the Company (the "Unit Private Placement") at a price of C$0.55 per Unit pursuant an underwriting agreement dated February 15, 2022 (the "Underwriting Agreement") among the Company, Beacon Securities Limited, as lead underwriter, Canaccord Genuity Corp. and Leede Jones Gable Inc.;

(b) 7,749,000 common shares of the Company (the "Warrant Shares") issuable upon the exercise of the warrants issued by the Company pursuant to the Unit Private Placement (each a "Warrant"), with each Warrant exercisable to purchase one Warrant Share at a price of C0.70 per share for a period of 36 months from the date of issuance;

(c) 542,431 common shares of the Company (the "Compensation Shares") issuable upon the exercise of the compensation options issued by the Company pursuant to the Underwriting Agreement (each a "Compensation Option"), with each Compensation Option exercisable to purchase one Compensation Share at a price of C$0.55 for a period of 36 months from the date of issuance,

(d) 281,726 common shares (the "Penalty Shares") to be issued to selling shareholders as liquidated damages pursuant to the registration rights agreement entered into in connection with the Unit Private Placement (the "Registration Rights Agreement")

(e) 737,000 common shares issued to a selling shareholder on May 21, 2021 (the "Debt Shares") upon the conversion of  US$88,000 of debt (the "Debt") at a deemed conversion price per share of C$0.1289; and

(f) 1,355,425 common shares of the Company (the "Conversion Shares", and together with the Warrant Shares, the Compensation Shares and the Penalty Shares, the "Underlying Shares") issuable upon the conversion on a one-for-one basis of certain Class "A" Non-Voting common shares of the Company (the "Class "A" Shares") issued to certain selling shareholders on May 20, 2021 for services rendered in connection with an acquisition transaction.

in each case, pursuant to the prospectus contained in the Registration Statement.

Scope of Review and Reliances

(a) For the purpose of rendering our opinions expressed below, we have examined and relied upon the following documents:

(i) a Certificate of Good Standing with respect to the Company issued by the Registrar of Companies under the Business Corporations Act (British Columbia) dated August 24, 2022;

(ii) the subscription agreements executed by the subscribers in connection with the Unit Private Placement (the "Subscription Agreements");

(iii) the forms certificates representing the Warrants (the "Warrant Certificates");

(iv) the certificates representing the Compensation Options (the "Compensation Option Certificates");

(v) the Underwriting Agreement;

(vi) a written resolution of the directors of the Company dated February 15, 2022 authorizing, among other things, the execution, delivery and performance of the Underwriting Agreement, the Subscription Agreements and the Registration Rights Agreement, the issuance of the Unit Shares and the Warrants forming part of the Units, the execution, delivery and performance of the provisions of the Warrant Certificates, and the allotment and reservation for issuance of the Warrant Shares upon the exercise of the Warrants in accordance with the provisions of the Warrant Certificates, the issuance of the Compensation Options, the execution, delivery and performance of the provisions of the Compensation Option Certificates, and the reservation and issuance of the Compensation Shares upon the exercise of the Compensation Options in accordance with the provisions of the Compensation Option Certificates;

(vii) a written resolution of the directors of the Company dated September 6, 2021 authorizing the issuance of the Debt Shares in satisfaction of the Debt;

(viii) written resolutions of the directors of the Company dated May 20, 2021 and August 5, 2022, together authorizing, among other things, the issuance of the Class "A" Shares and the allotment and reservation for issuance of the Conversion Shares upon the due conversion of the Class "A" Shares in accordance with their terms and the allotment and reservation for issuance of the Conversion Shares upon the due conversion of the Class "A" Shares in accordance with their terms;

(ix) a written resolution of the directors of the Company dated August 24, 2022 authorizing, among other things, the issuance of the Penalty Shares in accordance with the terms of the Registration Rights Agreement and the filing of the Registration Statement; and

(x) a certificate dated the date hereof of the Chief Executive Officer and the Chief Financial Officer of the Company with respect to certain factual matters relevant to our opinions.

We have relied exclusively upon the certificates, documents and records referred to above with respect to the accuracy of the factual matters contained therein and we have not performed any independent investigation or verification of such factual matters.

We have considered such questions of law, made such investigations and examined and relied upon such originals, facsimiles or copies, certified or otherwise identified to our satisfaction, of such additional public and corporate records, records of corporate proceedings, certificates and other documents as we have considered relevant or necessary in order to render our opinions expressed herein.

Assumptions

For the purposes of rendering our opinions expressed below, we have assumed:

(i) authenticity of all documents submitted to us as originals, the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as certified, conformed, electronic, telecopied or photocopied copies;

(ii) the legal capacity of all natural persons signing agreements or instruments relevant hereto;

(iii) the truthfulness and accuracy of the corporate records of the Company;

(iv) with respect to all parties to agreements or instruments relevant hereto who are not natural persons, that such parties had (or have at the relevant time) the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, and that such agreements or instruments have been (or will be at the relevant time) duly authorized by all requisite action (corporate or otherwise) of such parties;

(v) all agreements and instruments referred to in (b) or (c) immediately above have been or will be duly executed and delivered by each party thereto, and that such agreements or instruments are (or will be at the relevant time) the legal, valid, binding and enforceable obligations of such parties;

(vi) the completeness, accuracy, and currency of: (i)  the indices and filing systems maintained at the public offices where we have searched or made inquiries, (ii)  all documents supplied or otherwise conveyed to us by public officials, and (iii)  all facts set forth in those documents and in official public records;

(vii) that all documents reviewed by us have not been modified in any manner since the date they were submitted to us, whether by written or oral agreement or by conduct of the parties thereto or otherwise;

(viii) that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and such effectiveness will not have been terminated or rescinded;

(ix) that all Underlying Shares will be offered, issued and sold in compliance with applicable Canadian and United States federal and state securities laws and in the manner stated in the Registration Statement, as applicable;

(x) at the time of issuance of any Underlying Shares, as applicable, the Company will validly exist and be duly qualified and in good standing under the laws of British Columbia, and will have the necessary corporate power for such issuance;

(xi) at the time of issuance of any Underlying Shares, as applicable the Notice of Articles and then operative Articles of the Company (the "Articles" and collectively with the Notice of Articles, the "Charter Documents") are in full force and effect and have not been amended, restated, supplemented or otherwise altered, and there has been no authorization of any such amendment, restatement, supplement or other alteration, in either case since the date hereof; and

(xii) that the issuance, terms, execution and delivery of the Underlying Shares, as applicable, (i) will not result in breaches of, or defaults under, agreements or instruments to which the Company is bound or violations of applicable statutes, rules, regulations or court or governmental orders, and (ii) will comply with any applicable requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

We have undertaken no independent investigation to verify the accuracy or completeness of any of the foregoing assumptions

Whenever our opinions expressed below refer to shares of the Company, whether issued or to be issued, as being "fully paid and non-assessable", we mean that the holder of such shares cannot be required to contribute any further amounts to the Company by virtue of its status as holder of such shares, either in order to complete payment for the shares, to satisfy claims of creditors or otherwise. We express no opinion as to actual receipt by the Company of the consideration for the issuance of such shares or as to the adequacy of any consideration received.

Laws Addressed

We are not qualified to practice law in the United States of America. We are solicitors qualified to carry on the practice of law in the Province of British Columbia and we express no opinion as to any laws, or matters governed by any laws, other than the laws of the Province of British Columbia and the federal laws of Canada applicable therein. Our opinions are expressed as at the date hereof based on legislation and regulations in effect on the date hereof, and we disclaim any obligation or undertaking to advise any person of any change in law or fact that may come to our attention after the date hereof.

We express no opinion as to whether the Registration Statement provides full, true and plain disclosure of all material facts relating to the Company, Unit Shares, the Warrants, the Compensation Options, the Debt Shares or the Underlying Shares or whether the Registration Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, all within the meaning of applicable securities laws.

Opinions

Based and relying upon and subject to the foregoing and the qualifications hereinafter expressed, we are of the opinion that:

1. The Unit Shares have been duly and validly issued as fully paid and non-assessable.

2. The issuance of the Warrant Shares upon due exercise of the Warrants has been duly authorized, and upon exercise of such Warrants in accordance with the terms of the Warrant Certificates, including full payment of the exercise price per Warrant Share purchased, the Warrant Shares will be duly and validly issued as fully paid and non-assessable.

3. The issuance of the Compensation Shares upon due exercise of the Compensation Options has been duly authorized, and upon exercise of such Compensation Options in accordance with the terms of the Compensation Option Certificates, including full payment of the exercise price per Compensation Share purchased, the Compensation Shares will be duly and validly issued as fully paid and non-assessable.

4. The issuance of the Penalty Shares pursuant to the terms of the Registration Rights Agreement has been duly authorized, and upon issuance of such Penalty Shares in accordance with the terms of the Registration Rights Agreement, the Penalty Shares will be duly and validly issued as fully paid and non-assessable.

5. The Debt Shares have been duly and validly issued as fully paid and non-assessable.

6. The issuance of the Conversion Shares upon due conversion of the Class "A" Shares  in accordance with the terms thereof has been duly authorized, and upon conversion of such Class "A" Shares in accordance with their terms, the Conversion Shares will be duly and validly issued as fully paid and non-assessable.

Our opinions are rendered solely for the benefit of the addressees, are being delivered in connection with the transactions described herein, and may not be relied upon by any other person or in connection with any other transaction, quoted from or referred to in any other documents, or furnished (either in its original form or by copy) to any other person without our prior written consent.

Consent

We consent to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement and to reference to us being made in the paragraph of the Registration Statement headed "Legal Matters". In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated by the US Securities and Exchange Commission under the Securities Act.

Yours Truly,

signed "DLA Piper (Canada) LLP"

DLA Piper (Canada) LLP